UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): September 24, 2026

Ocean Power Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33417	22-2535818
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28 Engelhard Drive,
Suite B Monroe Township, New Jersey	08831
(Address of principal executive offices)	(Zip Code)

(609) 730-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	OPTT	NYSE American
Series A Preferred Stock Purchase Rights	N/A	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Note Exchange Agreements

On September 25, 2026, Ocean Power Technologies, Inc. (the “Company”) entered into exchange agreements (the “Exchange Agreements”) with each of the holders (the “Noteholders”) of its Series C-1 Convertible Notes issued in a registered offering on April 1, 2026 (the “Existing Notes”). Pursuant to the Exchange Agreements, on such date, the Noteholders exchanged their Existing Notes for an equivalent principal amount of Series D Convertible Notes (the “Series D Notes”) in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”). The Existing Notes were cancelled upon the issuance of the Series D Notes.

The Series D Notes are substantially similar to the Existing Notes, except that the conversion price was reduced from $12.00 to $2.45, and an alternative conversion price equal to 93% of the lowest VWAP (as defined in the Series D Notes) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), during the seven trading days prior to the applicable conversion date, as well as certain other conforming and administrative changes. The conversion price is subject to customary adjustments upon any stock split, stock dividend, stock combination, recapitalization or similar event. The Noteholders also agreed to begin any amortization payments otherwise due under the Series D Notes on January 1, 2027.

The Series D Notes bear interest at an interest rate of 4.5% per annum except that upon the occurrence and during the continuance of an Event of Default (as defined in the Series D Notes), interest will accrue on the Series D Notes at an interest rate of 13% per annum. Unless earlier converted, the Series D Notes will mature on the eighteen-month anniversary of the date of issuance at a premium to 13% to the face value of the Series D Notes.

No Series D Notes may be converted to the extent that such conversion would cause a holder of such Series D Note to become the beneficial owner of more than 4.99% of the then outstanding Common Stock, after giving effect to such conversion (the “Beneficial Ownership Cap”). However, a Noteholder, upon notice to the Company, may increase or decrease the Beneficial Ownership Cap, provided that the Beneficial Ownership Cap in no event exceeds 9.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Cap will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. The Noteholders also may not convert any Series D Notes into a number of shares of Common Stock in excess of 19.99% of the outstanding shares of Common Stock as of the date of the Exchange Agreement until the Company obtains stockholder approval for such issuances in accordance with the applicable rules of the NYSE American.

The foregoing descriptions of the Exchange Agreement and the Series D Notes are not complete and are qualified in their entirety by reference to the full texts of the forms of Exchange Agreement and the Series D Notes filed as Exhibits 10.1 and 10.2 hereto, respectively.

Warrant Amendment Agreement

On September 25, 2026, the Company also entered into an Amendment Agreement with each of the holders (the “Warrantholders”) of its common warrants issued on June 8, 2026 (the “Warrants”). Pursuant to the Amendment Agreement, the exercise price of the Warrants was adjusted from $12.00 to $2.45.

The foregoing descriptions of the Amendment Agreement is not complete and are qualified in its entirety by reference to the full text of the form of Amendment Agreement filed as Exhibit 10.2 hereto.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Series D Notes is hereby incorporated by reference in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Series D Notes and the shares of Common Stock issuable upon conversion of the Series D Notes is hereby incorporated by reference in its entirety.

Item 7.01 Regulation FD Disclosure.

On September 24, 2026, Tracy Pagliara, Acting President and Chief Executive Officer, and Jason Weed, Chief Operating Officer, participated in an interview with Proactive, a financial news outlet. A copy of the transcript of the interview is furnished as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Form of Exchange Agreement dated as of September 25, 2026, by and between the Company and the Noteholders.
10.2*	Form of Series D Convertible Note issued on September 25, 2026.
10.3*	Form of Amendment Agreement dated as of September 25, 2026 by and between the Company and the Warrantholders.
99.1*	Transcript of interview of Company management.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ocean Power Technologies, Inc.

Dated: September 25, 2026	/s/ Tracy Pagliara
Tracy Pagliara
Acting President and Chief Executive Officer